Exhibit 16.1

March 17, 2017

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Cadence Bancorporation and, under the date of March 25, 2016, we reported on the consolidated financial statements of Cadence Bancorporation as of and for the years ended December 31, 2015 and 2014. On June 20, 2016, we were dismissed. We have read Cadence Bancorporation’s statements included under “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in the registration statement on Form S-1 dated March 17, 2017, and we agree with such statements except that we are not in a position to agree or disagree with (1) Cadence Bancorporation’s statement that the change was recommended and approved by the board of directors, (2) Cadence Bancorporation’s statements that Ernst & Young LLP was not consulted regarding (a) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Cadence Bancorporation’s consolidated financial statements, or (b) disagreements or reportable events or (3) Cadence Bancorporation’s statement that neither a written report was provided to Cadence Bancorporation or oral advice was provided that Ernst & Young LLP concluded was an important factor considered by Cadence Bancorporation in reaching a decision as to the accounting, auditing or financial reporting issue.

Very truly yours,

(Signed) KPMG LLP